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                                                                    EXHIBIT 99.1

Charming Shoppes, Inc. Announces Completion and Conversion of Redemption of 7.5%
                     Convertible Subordinated Notes due 2006


     Bensalem, PA - July 1, 2002 - Charming Shoppes, Inc. (Nasdaq: CHRS) today announced the completion of the previously announced redemption of its 7.5% Convertible Subordinated Notes due July 15, 2006 (the "Notes"). At the time of the announced redemption, there were $96,024,000 in principal amount of the Notes outstanding.

     Following the May 29, 2002 announcement of the redemption, holders of approximately $89.1 million of the Notes exercised their right to convert the Notes into approximately 12 million shares of Charming Shoppes, Inc. Common Stock. Shares were convertible into Charming Shoppes, Inc. Common Stock at a conversion price of $7.46.

     Notes in an aggregate principal amount of approximately $6.9 million, which did not convert, were redeemed for cash. The redemption price was 102.500% of the principal amount of Notes, plus accrued and unpaid interest thereon up to but not including the date of redemption.

     As of May 4, 2002, Charming Shoppes had approximately 113 million shares of Common Stock outstanding. The shares issued in connection with the conversion of the Notes will increase Charming Shoppes' total outstanding shares to approximately 125 million shares.

  Contact:    Gayle M. Coolick

              Director of Investor Relations

              215-638-6955